EXHIBIT 99

                                                                         NEWS


                                        Company Contact: Anthony Christon
                                                         Chief Financial Officer
                                                         Jaclyn, Inc.
                                                         (201) 868-9400

                  JACLYN, INC. REPORTS RESULTS FOR QUARTER AND
                  --------------------------------------------
                        NINE-MONTHS ENDED MARCH 31, 2005
                        --------------------------------

FOR IMMEDIATE RELEASE
---------------------

West New York, NJ, May 16, 2005..........................Jaclyn, Inc. (AMEX:JLN)
today reported financial results for the quarter and nine-months ended March 31, 2005.

Net sales for the quarter were $22,476,000 compared to $26,413,000 for last year's comparable quarter. The Company reported a net loss of $640,000, or $.24 per diluted share, for the quarter ended March 31, 2005. This compares to a net loss of $240,000, or $.09 per diluted share for the same period last year.

Net sales for the nine-month period ended March 31, 2005 were $96,722,000 compared to $95,054,000 for the same period last year. Net earnings for the nine-month period ended March 31, 2005 were $381,000, or $.14 per diluted share, compared to net earnings of $1,017,000, or $.37 per diluted share, in the first nine months of the prior year.

Mr. Allan Ginsburg, Chairman of the Board, stated that, "as expected, and as previously reported, sales and earnings for our third quarter ended March 31, 2005 declined when compared to the same period last year, mostly attributable to a reduction of repeat orders in our sleepwear division. We are pleased that the premium division showed continued growth in both the three-month and nine-month periods, but that growth did not fully offset the decrease in our higher-margin apparel business." He added . . . " We continue to expect fiscal 2005 full-year results to be significantly lower than 2004."

Note: This press release may contain forward-looking statements that are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual performance and results may vary as a result of a number of risks, uncertainties and other factors, both foreseen and unforeseen, including general economic and business conditions, competition in the accessories and apparel markets, continuing favorable sales patterns, pricing and consumer buying trends.

             *             *            *             *            *

Jaclyn, Inc. is a designer, manufacturer and marketer of apparel, women's sleepwear, infant's and children's apparel, handbags, premiums and related accessories. Our web site is at www.jaclyninc.com

                          JACLYN, INC. AND SUBSIDIARIES


           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

                                         Third Quarter                   Nine Months
                                       Ended December 31,             Ended December 31,
                                 ----------------------------    ---------------------------

                                     2005            2004            2005           2004
                                 ------------    ------------    ------------   ------------
Net Sales                        $ 22,476,000    $ 26,413,000    $ 96,722,000   $ 95,054,000


Net (loss) earnings              $   (640,000)   $   (240,000)   $    381,000   $  1,017,000

Net (loss) earnings per
    Common Share- basic          $       (.24)   $       (.09)   $        .15   $        .40

Net (loss) earnings  per
    Common Share- diluted        $       (.24)   $       (.09)   $        .14   $        .37


Average Number of
    Shares Outstanding-diluted      2,624,000       2,542,000       2,704,000      2,722,000